UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Vocus, Inc

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April 29, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vocus, Inc. to be held at 3:00 PM ET, on Thursday, June 16, 2011, at the Baltimore Marriott Waterfront, 700 Aliceanna Street, Baltimore, Maryland.

At the annual meeting, you will be asked to elect three directors for a three-year term, to ratify the selection of our independent registered public accounting firm for 2011, and to conduct advisory votes on executive compensation and the frequency of such advisory votes on executive compensation. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. The Board of Directors recommends a vote of “every 3 years” on the frequency of the advisory vote on executive compensation and that you vote “for” all of the other proposals to be presented at the meeting.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Vocus and look forward to seeing you at the annual meeting.

Very truly yours,

Richard Rudman
Chief Executive Officer, President and Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2011
PROXY STATEMENT
VOTING AND OTHER MATTERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment Effective December 31, 2010 with No Change of Control
Change in Control with No Termination of Employment
Termination of Employment Following a Change of Control Effective December 31, 2010
Change in Control with a Termination of Employment Effective July 1, 2011
CERTAIN RELATIONSHIPS
OTHER INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATED BY REFERENCE
OTHER MATTERS

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2011

The Annual Meeting of Stockholders of Vocus, Inc., a Delaware corporation, will be held at 3:00 PM ET, on Thursday, June 16, 2011, at the Baltimore Marriott Waterfront, 700 Aliceanna Street, Baltimore, Maryland, for the following purposes:

1. To elect three directors to serve for a three-year term expiring at the 2014 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2011;

3. To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers (the “Say on Pay” vote); and

4. To conduct a non-binding advisory vote on the frequency of conducting a Say on Pay vote in the future.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 21, 2011 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Stephen Vintz
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Lanham, Maryland
April 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 16, 2011: The proxy statement and annual report to security holders are available at www.vocus.com.

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Vocus, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, June 16, 2011 at 3:00 PM ET, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Baltimore Marriott Waterfront, 700 Aliceanna Street, Baltimore, Maryland.

These proxy solicitation materials will be mailed on or about May 4, 2011 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 21, 2011, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 19,655,633 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors, and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2011.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. For purposes of the proposal to ratify the appointment of Ernst & Young LLP, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on this proposal. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the proposal.

Although the advisory votes on Say-on-Pay and on the frequency of the Say-on-Pay vote are non-binding as provided by law, our Board of Directors will review the results of the votes and take them into account in making future determinations concerning executive compensation and the frequency of the Say-on-Pay vote. Approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast “for” or “against” the proposal. The outcome of the advisory vote on the frequency of Say on Pay votes will be decided by plurality vote, with the option that receives the greatest number of votes (every one, two or three years) being considered the non-binding preference selected by stockholders. For purposes of the advisory Say on Pay vote, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote, whereas abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote on the frequency of the Say-on-Pay vote.

A person may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing a proxy on our Internet voting system at the address listed on the proxy card, or (2) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted on the Internet using our Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2011, (3) “for” the approval of the compensation of the Company’s named executive officers and (4) “for” the advisory vote on the compensation of the Company’s named executive officers to occur every three years.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than January 5, 2012, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2012 annual meeting, other than one that will be included in our proxy statement, must notify us between February 17, 2012 and March 18, 2012, unless the date of the 2012 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2011 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by March 6, 2012 and such proposal is brought before the 2012 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2012 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Vocus, Inc., 12051 Indian Creek Court, Beltsville, MD 20705, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2010, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Kevin Burns, Ronald Kaiser and Richard Rudman are in the class of directors whose term expires at the 2011 annual meeting, and Messrs. Burns, Kaiser and Rudman have been nominated by our Board of Directors for re-election for three-year terms expiring in 2014. Gary Golding and Richard Moore are in the class of directors whose term will expire in 2012. Gary Greenfield and Robert Lentz are in the class of directors whose term will expire in 2013.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Burns, Kaiser and Rudman currently are directors of our Company. In the event that one of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Directors Standing for Election

Kevin Burns, 61, has been a member of our Board of Directors since October 2000 and was named our lead director in January 2008. Mr. Burns has been a managing principal of Lazard Technology Partners, a venture capital firm, since March 1998. Mr. Burns founded Intersolv, Inc. (formerly Sage Software), a software company, in 1982 and served as its President and Chief Executive Officer until 1997. Mr. Burns also serves on the board of directors of BoxTone Inc., a privately held technology company. Mr. Burns holds a B.S. degree in finance from the Ohio State University and an M.B.A. in finance from the University of Colorado.

The Board believes that Mr. Burns’ formal education, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership with technology companies over the course of his successful career provide Mr. Burns with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Ronald Kaiser, 57, has been a member of our Board of Directors since January 2005. Since March 2011, Mr. Kaiser has served as an independent board member and a consultant to various companies. From November 2009 to March 2011 (when the company was sold), Mr. Kaiser served as Chairman of the Board and CEO of MobileAccess Networks, Inc., a privately held manufacturing company. From January 2008 through October 2009, Mr. Kaiser was an independent consultant. From January 2007 to December 2007, Mr. Kaiser served as the Chief Financial Officer for Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 through December 2006, Mr. Kaiser served as Chief Financial officer of PharmAthene, Inc., a bio-defense company. From February 2003 to March 2005, Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of Air Cargo, Inc., a freight logistics and bill processing provider. In December 2004, Air Cargo filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to February 2003, Mr. Kaiser served as Chief Financial Officer, Treasurer or Secretary of publicly held companies in the software, telecommunications and manufacturing industries and of other privately held companies, and Mr. Kaiser served as an auditor for the public accounting firm Deloitte and Touche (formerly Deloitte, Haskins and Sells). Mr. Kaiser also serves as a member of the board of directors of OPNET Technologies, Inc., a public company, since October 2003 where he serves as a member of the Audit Committee (he has served as chairman of the Audit Committee since September 2009), Compensation Committee and Nominating Committee. He also has served as a managing director of the Chesapeake Innovation Center, a Maryland incubator, since

September 2003 and on the board of directors of a number of privately held companies and non-profit entities. Mr. Kaiser holds B.A. degrees in accounting and in multidisciplinary-prelaw from Michigan State University.

The Board believes that Mr. Kaiser’s formal education, his experience as Chief Financial Officer of several public and private companies, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Kaiser with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Richard Rudman, 50, co-founded Vocus and has served as our Chief Executive Officer, President and Chairman since 1992. From 1986 through 1992, Mr. Rudman served as a senior executive at Dataway Corporation, a software development company. From 1984 through 1986, Mr. Rudman served as an accountant and systems analyst at Barlow Corporation, a privately held real estate development and management company. From 1979 through 1983, Mr. Rudman served in the United States Air Force. Mr. Rudman serves on the board of directors of the Baltimore Symphony Orchestra, a non-profit organization. Mr. Rudman holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

The Board believes that Mr. Rudman’s formal education, his position as CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Rudman with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2012

Gary Golding, 54, has been a member of our Board of Directors since January 2000. Mr. Golding has been a general partner with Edison Venture Fund, a venture capital fund, since November 1997. Mr. Golding also serves on the board of directors of several privately held companies. Mr. Golding holds a B.A. degree in management from Boston College and a Masters degree in Urban and Regional Planning from the University of Pittsburgh.

The Board believes that Mr. Golding’s formal education, his service on the boards of several other companies, and his in-depth knowledge of the Company’s businesses and industry provide Mr. Golding with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Richard Moore, 62, has been a member of our Board of Directors since January 2000. Mr. Moore has been an independent consultant since February 2006. From November 2003 to November 2005, Mr. Moore served as Vice President, Marketing and Vice President, Worldwide Sales for BNX Systems, Inc., a privately held technology company. From March 1999 to November 2003, Mr. Moore was Chief Marketing Officer of Cyveillance, Inc., a privately held technology company. Mr. Moore has served on the board of directors of StrikeIron, a privately held technology company, since November 2009. Mr. Moore holds a B.A. degree in communications from the University of Maryland.

The Board believes that Mr. Moore’s formal education, his business experience with other technology companies, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Moore with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2013

Robert Lentz, 50, co-founded Vocus and served as our Chief Technology Officer from 1992 until February 2008. Mr. Lentz has been a member of our Board of Directors since 1992. Prior to joining Vocus, Mr. Lentz served as President of Dataway Corporation, a software development company. From 2006 until 2010, Mr. Lentz also served on the board of directors of Savo, a privately held technology company.

The Board believes that Mr. Lentz’ former position as Chief Technology Officer of the Company and his in-depth knowledge of the Company’s businesses and industry provide Mr. Lentz with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Gary Greenfield, 56, has been a member of our Board of Directors since October 2008. Mr. Greenfield has been Chairman, Chief Executive Officer and President of Avid Technology, Inc., a provider of digital media content-creation solutions (NASDAQ: AVID), since December 2007. From 2003 to 2007, Mr. Greenfield was Chief Executive Officer of GXS, Inc., a privately held technology company. From December 2003 to December 2007, Mr. Greenfield was an operating partner with Francisco Partners, a technology-focused private equity firm. Mr. Greenfield has also served as Chief Executive Officer of Peregrine Systems, Inc., Merant, and Intersolv, Inc. Mr. Greenfield also serves on the board of directors of Novell, Inc., a public company. Mr. Greenfield holds a B.S. degree from the U.S. Naval Academy, an M.S.A. degree from George Washington University, and an M.B.A. degree from Harvard Business School.

The Board believes that Mr. Greenfield’s formal education, his position as CEO of a public company, his service as a director on the boards of both private and public companies, and his demonstrated leadership over the course of his successful career provide Mr. Greenfield with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Board Independence

Our Board of Directors annually assesses the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market. Our Board of Directors has determined, after considering all the relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, that each of Messrs. Burns, Golding, Greenfield, Kaiser, Lentz and Moore are independent directors, as “independence” is defined in the NASDAQ Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Board Self-Evaluation

Our Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Board Leadership Structure

Richard Rudman serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Rudman serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the Board and management and allows Mr. Rudman to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. Mr. Rudman possesses detailed and in-depth knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-employee directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Lead Director’s responsibilities include: leading the independent directors in executive sessions of the Board of Directors; calling meetings of the independent directors; consulting with the Chairman on meeting schedules and agendas for Board and committee meetings; providing feedback to the Chairman and acting as a sounding board with respect to strategies, accountability, relationships and other issues; serving as a liaison between the independent directors and the Chairman, and as a contact person to facilitate communications between the Company’s employees, stockholders, and other stakeholders with the non-employee members of the Board of Directors; and such other duties as the independent directors deem appropriate. In January 2008, the Board of Directors designated Mr. Burns as the Lead Director and he continues in that role.

Board Oversight and Risk

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. As part of its oversight of operations it reviews the performance of the Company and the risks involved in the operations of the Company and approves the Company’s operating plan and long term strategy. The Board’s committees assist the Board in fulfilling its oversight responsibilities with the Audit Committee focusing on the accounting and financial and reporting processes of our Company and the Compensation Committee concentrating on the risks arising from our compensation policies and programs. The Nominating and Corporate Governance committee manages risks associated with corporate governance and board organization, membership and structure.

Information Relating to Corporate Governance and the Board of Directors

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and a Whistleblower Policy. We post on our website, at www.vocus.com, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and our Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Conduct made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Vocus, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

Process for Selecting Nominees to the Board of Directors

The Board believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Board believes that the current directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stakeholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment.

Prior to 2010, it was the Board of Directors’ view, given its relatively small size and majority of independent directors, that it was sufficient to select or recommend director nominees itself. Each director had the opportunity to suggest any nominee and such suggestions were comprehensively reviewed by the independent directors. Director nominees were recommended for selection by the Board of Directors by a majority of the independent directors. In February 2010, the Board created a Nominating and Corporate Governance Committee, adopted a charter for the Nominating and Corporate Governance Committee and appointed Messrs. Greenfield, Kaiser and Moore as members of the Nominating and Corporate Governance Committee.

Pursuant to the Committee’s charter, the Committee will periodically review the composition of the full Board and all committees of the Board to determine whether additional Board members with different qualifications or areas of expertise are needed to further enhance the composition of the Board and work with other members of the Board and the executive officers of the Company, if applicable, in attracting candidates with those qualifications. The Committee will also receive, review and respond to director nominations submitted in writing by the Company’s stockholders. The Nominating and Corporate Governance Committee’s criteria for selection of candidates include, but are not limited to: (i) diversity, age, background, skills and experience deemed appropriate by the Committee in its discretion, (ii) possession of personal qualities, characteristics and accomplishments deemed appropriate by the Committee in its discretion, (iii) knowledge and contacts in the communities and industries in which the Company conducts business, (iv) ability and willingness to devote sufficient time to serve on the Board of Directors and its committees, (v) knowledge and expertise in various activities deemed appropriate by the Committee in its discretion, and (vi) fit of the individual’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee considers diversity in identifying nominees for directors, and the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the Board of Directors and the lack of turnover in Board membership to date. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Nominating and Corporate Governance Committee will evaluate any nominees recommended by stockholders in the same manner in which the Committee evaluates nominees recommended by other sources. There have been no recommended nominees from security holders for election at the annual meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Committees of the Board of Directors

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC to be included in this proxy statement. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers and their affiliates.

The Audit Committee currently consists of Messrs. Kaiser, Golding and Moore. The Board of Directors has determined that each of the members of the Audit Committee is independent under the NASDAQ Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Kaiser qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Kaiser serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes recommending to our Board of Directors the compensation of the members of the Board of Directors; recommending to the Board of Directors the compensation of our Chief Executive Officer and all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. The Compensation Committee currently consists of Messrs. Burns, Golding and Kaiser. Mr. Burns serves as the Chairman of the Compensation Committee.

The Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee includes assisting the Board in establishing the minimum qualifications for a director nominee; identifying and evaluating individuals qualified to become Board members, consistent with criteria approved by the Board and Committee; recommending director nominees for re-election or to fill vacancies on the Board; and developing, recommending to the Board, and assessing corporate governance policies for the Company. The Nominating and Corporate Governance Committee currently consists of Messrs. Greenfield, Kaiser and Moore. Mr. Greenfield serves as the Chairman of the Nominating and Corporate Governance Committee.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended December 31, 2010. During the fiscal year ended December 31, 2010, the Audit Committee held a total of eight meetings, the Compensation Committee held a total of five meetings, and the Nominating and Corporate Governance Committee held a total of three meetings. During 2010, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Four of our directors attended our 2010 annual meeting of stockholders.

Director Compensation and Other Information

We use a combination of cash and equity compensation to attract and retain individuals to serve on our Board of Directors. In 2010, target annual total compensation for non-employee directors was $140,000 with additional amounts provided to committee chairs and our Lead Director. We do not compensate employee directors for their service on our Board.

In November 2010, the Compensation Committee requested its independent consultant to review market-competitive directors’ compensation practices, using the same peer group to be used to benchmark executive compensation practices. The analysis revealed that the Company’s directors compensation program was below market-competitive levels. Given the nature of the workload placed upon directors due to the size of our Board, and the Company’s growth strategy which will continue to require a robust workload, the Compensation Committee recommended to the Board of Directors that the directors compensation program be increased to a level approaching the 75th percentile, similar to the competitive positioning approved for the executive compensation. In 2011, the target annual total compensation for non-employee directors will be $150,000 with additional amounts provided to committee chairs and our Lead Director.

Retainer

In 2010, our non-employee directors were paid an annual retainer of $40,000 for general service on the Board of Directors including attendance at board and committee meetings. Each committee chair received an additional $10,000 retainer. Retainers may be paid in stock or cash, at each director’s election. In 2011, non-employee directors will receive an annual retainer of $50,000 and each standing committee chairperson and the Lead Director will receive an additional retainer of $10,000.

Equity Compensation

In addition to the retainer described above, non-employee directors are entitled to receive equity compensation. In 2010, each non-employee director received an annual restricted stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the Lead Director received an additional annual restricted stock award with an estimated value of approximately $10,000 on the grant date. These restricted stock awards vest quarterly over a one-year period.

In 2011, each non-employee director will receive an annual restricted stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the Lead Director will receive an additional annual restricted stock award with an estimated value of approximately $15,000 on the grant date. These restricted stock awards will vest at the end of the directors’ service year.

Additionally, each non-employee director receives a stock option grant with an estimated value of approximately $150,000 on the grant date. These stock options vest annually over a three-year period. Therefore, non-employee directors are not granted stock options every year, rather such grants are made approximately every three years to coincide with a director’s election or re-election. We attribute approximately $50,000 of value per year to such option grant. Grants of options to non-employee directors are at an exercise price per share equal to the closing price of our common stock on the NASDAQ Global Market on the grant date. The grant date fair value for these stock option grants was determined using the Black-Scholes option pricing model. In 2011, those non-employee directors set forth for re-election will receive such stock option grant.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending board, committee or other Company meetings, and approved educational seminars.

The following table details the compensation earned by our non-employee directors in 2010:

	Fees Earned or		Option
Name	Paid in Cash(1)	Stock Awards(2)(4)	Awards(3)(4)	Total

Kevin Burns	$12,500	$113,011	$—	$125,511
Gary Golding	$—	$85,003	$—	$85,003
Gary Greenfield	$—	$104,011	$—	$104,011
Ronald Kaiser	$50,000	$54,000	$—	$104,000
Robert Lentz	$40,000	$45,000	$—	$85,000
Richard Moore	$10,000	$85,003	$—	$95,003

(1)	For purposes of determining non-employee director cash compensation, the term of office for directors begins on February 1 and ends January 31 of the following year, which period does not coincide with our fiscal year. Cash amounts included in the table above represent the portion of the compensation earned during the directors’ 2010 service period. Retainer amounts paid in restricted stock at a director’s election in 2010 are included in the Stock Awards column.

(2)	On February 25, 2010, each of Messrs. Burns, Golding, Greenfield, Kaiser, Lentz and Moore was granted shares of our common stock. The aggregate number of shares subject to outstanding unvested stock awards held by each director listed in the table above as of December 31, 2010 was as follows: 1,953 shares for Mr. Burns; 1,472 shares for Mr. Golding; 1,799 shares for Mr. Greenfield; 933 shares for Mr. Kaiser; 779 shares for Mr. Lentz; and 1,472 shares for Mr. Moore. Messrs. Burns, Golding, Greenfield and Moore each elected to have their 2010 retainer amount paid in restricted stock and such amounts are reflected herein.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2010 was as follows: 10,885 shares for Mr. Burns; 18,885 shares for Mr. Golding; 13,746 shares for Mr. Greenfield; 10,885 shares for Mr. Kaiser; 11,792 shares for Mr. Lentz; and 18,885 shares for Mr. Moore.

(4)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2010. Our Audit Committee has appointed Ernst & Young LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2011. Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Ernst & Young LLP. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The aggregate fees billed to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2010 are as follows:

	2010	2009

Audit Fees(1)	$1,109,744	$835,000
Audit-Related Fees(2)	$116,245	$265,995
Tax Fees(3)	$213,750	$80,000

Total	$1,439,739	$1,180,995

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal control over financial reporting, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and for fees incurred related to other SEC filings.

(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.

(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services and due diligence in connection with planned acquisitions.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee ranges) to be performed by our independent registered public accounting firm. Any services that will involve fees exceeding pre-approved levels will also require specific approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the year in which the pre-approval is given. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by our Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and rules adopted by the SEC, we are requesting our stockholders’ advisory approval of the compensation of our named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion set forth in this proxy statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Our compensation program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns as described in the Compensation Discussion and Analysis. The Company’s pay-for-performance oriented compensation program has operated to align payouts with relative shareholder value creation. For example, the management team has delivered long-term performance between the 75th and 90th percentile of the Company’s peer group on key metrics of shareholder value creation, including revenue growth, operating cash flow margin, and total shareholder return. The Company’s performance tracks its executive compensation, where cash compensation is generally consistent with the peer group median, and long-term incentives at or above the peer group 75th percentile.

The Compensation Committee, which is comprised entirely of independent directors, in consultation with a compensation consultant, is primarily responsible for establishing and reviewing the overall compensation philosophy of the Company, reviewing and approving the corporate goals and objectives relevant to the compensation for our named executive officers, and evaluating performance of the named executive officers in light of those goals. In 2010, the Committee consulted with Mercer, a compensation and benefits consulting firm, regarding 2010 compensation. In 2011 the Committee selected PricewaterhouseCoopers LLC, a leading tax, accounting and compensation consulting firm, as its compensation consultant.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules and regulations of the SEC, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion is hereby approved.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote “for” the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

In accordance with recent legislation and rules adopted by the SEC, we are requesting our stockholders’ advisory approval of the frequency of the say on pay vote. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers every year, once every two years or once every three years. This non-binding advisory vote is commonly referred to as the “frequency of say on pay” vote.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the Board recommends submitting the Say on Pay vote at the Annual Meeting of our stockholders every three years. The Board believes that a Say on Pay vote held every three years will allow the Company’s stockholders to provide their views and opinions on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement in a way that allows the Board to consider stockholders’ votes and review executive compensation in light of those votes. Additionally, the Company believes that because its compensation programs are aligned with multi-year performance, they are best judged on a multi-year basis. Vocus’ compensation program performance metrics are intended to reward executives for creating long-term, sustainable, shareholder value. Therefore, the effectiveness of the Company’s programs should not be determined on a year-by-year basis.

For the reasons discussed above, the Board recommends that stockholders vote in favor of holding a Say on Pay vote at the Annual Meeting of our stockholders once every three years. In voting on the frequency of say on pay, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

The option that receives a plurality of the votes cast by the holders of shares of our common stock eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be considered by the Board and the Compensation Committee as the stockholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the Say on Pay vote is not binding on us or the Board. Nevertheless, the Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders.

The Board of Directors recommends a vote for the “once every three years” frequency for future advisory votes on executive compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2009 and 2010 and the statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2008, 2009 and 2010, and have discussed them with management. The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Independence”, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Respectfully submitted by the Audit Committee,

Ronald Kaiser, Chair
Gary Golding
Richard Moore

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee of the Board of Directors has overall responsibility for recommending the compensation of our Chief Executive Officer, or CEO, and other executive officers to the Board of Directors for approval. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

Our executive compensation program is intended to:

•	Attract, retain, motivate and reward highly qualified executive officers who create value for our stockholders;

•	Reinforce our performance oriented, results-based culture that rewards individual, team and corporate success; and

•	Reflect the financial resources available to us based on our Board-approved annual business plan and our strategic objective to increase stockholder value.

Our program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns.

Key elements of our executive compensation program include:

•	Annual base salaries that are competitive relative to other public technology companies in our peer group;

•	Non-equity incentive compensation that is solely based on financial performance; and

•	Long-term incentive compensation that is delivered through a combination of stock option and restricted stock awards.

We believe that our executive compensation program makes a significant contribution to our success, mirrors our culture, promotes employee commitment to our Company, and adheres to high standards of corporate governance.

Governance of Executive Compensation

The Compensation Committee of the Board of Directors plays the lead role in the governance of executive compensation at Vocus. In 2010, the Committee consisted of the following directors — Kevin Burns (Chair), Gary Golding and Ronald Kaiser. All Committee members have extensive management and Board experience, including experience dealing with executive compensation issues.

The Compensation Committee operates under a charter adopted by the Board of Directors in 2005. The charter is posted in the “Investor Relations /Corporate Governance” section of our website at www.vocus.com. As outlined in the charter, the Committee is primarily responsible for establishing and reviewing the overall compensation philosophy of the company, reviewing and approving the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, evaluating performance of the CEO and other executive officers in light of those goals and recommending to the Board for approval the compensation of the CEO and other executive officers. The Committee is also responsible for approving new or revised compensation and benefit plans (or in some cases recommending them for Board approval).

At the beginning of each year, the Compensation Committee reviews the preceding year’s performance of the Company and of each individual executive officer, as well as each executive officer’s compensation. At that time, the Committee determines each executive officer’s compensation for the new year. As part of the Committee’s review, the CEO delivers a report on the performance of the Company and of each executive officer, including a self-assessment of his own performance. The CEO also proposes compensation packages for the executive officers (except for the CEO) based on the competitive benchmarking analysis provided by an independent compensation consultant, which the Committee considers in making its decisions. The Committee makes regular reports to the full

Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2010, the Compensation Committee selected Mercer LLC, or Mercer, as its compensation consultant. The Committee considers Mercer to be independent and selected Mercer because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry and among newly public companies. Services provided by the consultant have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us on the new proxy statement disclosure rules. The consultant did not provide specific recommendations on compensation decisions regarding the CEO or other executive officers.

The Committee met five times in 2010. The Chairman of the Compensation Committee prepared each meeting’s agenda, which was distributed to Committee members in advance of the meeting (along with support materials). All of the Committee members attended all of the meetings in 2010. The Committee asked the CEO and the Chief Financial Officer, or CFO, to attend portions of the meetings. A compensation consultant representative also attends Compensation Committee meetings by invitation (including executive sessions as requested) and is available to answer Committee members’ questions. Additionally, the Committee Chair meets periodically with management and the compensation consultant representative throughout the year.

In November 2010, the Committee selected PricewaterhouseCoopers, or PwC, as its compensation consultant for 2011. The Committee considers PwC to be independent and selected PwC because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry. PwC does not serve as the Company’s independent registered public accounting firm.

Objectives of the Vocus Executive Compensation Programs

We believe strongly in pay-for-performance and measurement of quantifiable results. While compensation for the CEO and other executive officers should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. Quantifiable financial performance objectives related to topline growth, profit margins and cash flow are established in advance and recommended by the Compensation Committee for approval by the full Board, early in the year. Our emphasis on measurable performance objectives emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder return. Although qualitative objectives are important to the effective management of the Company, we do not tie incentive compensation to such qualitative objectives.

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels. For purposes of comparing our executive compensation program with market practices, the Compensation Committee, with the assistance of a compensation consultant, reviews executive compensation from a group of peer companies, which we refer to as the “Vocus Peer Group.” The Vocus Peer Group for purposes of setting 2010 annual executive compensation included the following 11 companies: Actuate Corp., Ariba Inc., Blackboard, Inc., Concur Technologies, Inc., Cybersource Corp., Kenexa Corporation, Netsuite, Inc., Omniture Inc., Taleo Corp., Ultimate Software Group Inc. and Websense Inc. These companies are technology companies that provide business applications software, frequently through an on-line, on-demand, or subscription service. While not necessarily direct competitors of Vocus, these companies have similar business models and are routinely used as comparable companies by analysts and investors.

The Committee concluded the following based on the results of Mercer’s benchmarking study:

•	Base salaries are generally consistent with the competitive 25th percentile.

•	Total cash compensation targets (base salary plus target annual incentive) at 100% achievement of financial goals are generally consistent with the competitive 50th percentile.

•	Total direct compensation targets (base salary plus target annual incentive plus fair value of equity incentive awards) at 100% achievement of financial goals generally approach the competitive 65th percentile.

In March 2011, PwC provided benchmarking information to the Compensation Committee. The Vocus Peer Group was reviewed and revised for purposes of setting 2011 annual executive compensation and includes the following 15 companies: Actuate Corp., Ariba Inc., Blackboard, Inc., Concur Technologies, Inc., Constant Contact, Inc., DemandTec, Inc., Kenexa Corporation, Keynote Systems, Inc., Netsuite, Inc., RightNowTechnologies Inc., SuccessFactors, Taleo Corp., Terremark Corp., Ultimate Software Group Inc. and Websense Inc. The Vocus Peer Group was revised for 2011 to eliminate those peers that had been acquired and to include new on-line, on-demand and software-as-a-service companies similar to the company in size and/or business model. The Board then established base salaries consistent with the competitive 25th percentile, total cash compensation targets at 100% achievement of financial goals in the competitive 60th to 75th percentile, and total compensation targets at 100% achievement of financial goals in the competitive 70th to 85th percentile with an emphasis on long term equity incentives.

Elements of Vocus’ Executive Compensation Program

Our executive compensation program consists of five basic elements — base salary; quarterly variable incentive bonuses; long-term incentive compensation that is currently delivered through a combination of stock options and restricted stock; employee benefits and executive perquisites; and income protection features such as employment agreements and change-in-control provisions. The remainder of this section provides details on each of these elements of our executive compensation program.

Base Salary

The base salary for each of our executive officers is initially established through negotiation at the time of hire, based on such factors as the officer’s qualifications, experience, prior salary and competitive salary information. Any increases thereafter are determined by an assessment of the officer’s sustained performance as well as competitive salary information.

The Compensation Committee established 2010 base salaries for Vocus’ executive officers in February 2010, based on Mercer’s benchmarking study and the Committee’s assessment of each officer’s sustained performance. In determining base salaries for executive officers other than the CEO, the Committee requested and received information from the CEO on the executive officer’s performance and contributions. The Compensation Committee considered economic, market, individual and company factors in its deliberations about executive compensation for 2010. In February 2010, the Committee did not recommend a raise of base salary for our executive officers. The Committee established the 2010 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $300,000, $275,000 and $275,000 respectively. The 2010 base salaries for our executive officers reflect the annual review based on performance and compensation of market comparables.

In March 2011, the Committee recommended for approval by the full Board of Directors raises of 6%, 3% and 13% of base salary for Messrs. Rudman, Vintz and Wagner, respectively. The Committee did not recommend a raise of base salary for Mr. Weissberg. The Board established the 2011 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $425,000, $310,000, $310,000 and $275,000, respectively. The 2011 base salary changes for our executive officers reflect the annual review based on performance, compensation of market comparables and promotional increases. Specifically, Mr. Wagner’s base salary increase reflects his recent promotion to Chief Operating Officer.

Non-Equity Incentive Plan Compensation

Our non-equity incentive plan compensation is paid in cash quarterly and is intended to reward executive officers for short-term performance. Early in 2010, the CEO proposed specific financial objectives and targets for each executive officer, which were then approved by the Compensation Committee and the Board. The objectives and targets were derived directly from our business plan for 2010, as approved by the Board of Directors, and were considered by the Board to be achievable but challenging. The objectives included the following:

•	Topline, which consists of total company sales plus revenue. Total company sales include amounts invoiced to customers under our subscription and related agreements as well as transaction-based sales from our e-commerce offerings;

•	Pro forma operating income, which consists of income from operations excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for acquisition earn-outs; and

•	Free cash flow, which consists of cash provided by operating activities less cash paid for purchases of property and equipment, net of proceeds from disposals and capitalized software development costs plus excess tax benefits from stock-based compensation.

The Committee also approved additional sales objectives for executives with those primary responsibilities.

The Committee has set a minimum threshold for each specific financial objective. For topline incentive, at least 90% of the objective must be obtained in order to earn any payout under that objective. The payout for topline incentive is incrementally adjusted by 5%, 10%, 15%, 20% and 30% for performance that results in each incremental 2% variance to the target. For example, an executive officer would earn an 85% payout if 96% of the topline target were achieved, and would earn a 115% payout if 104% of the target were achieved. For operating income and free cash flow incentives, at least 75% of the objective must be obtained in order to earn any payout under that objective. The payout for such incentives is incrementally adjusted by 5%, 10%, 15%, 20% and 30% for performance that results in each incremental 5% variance to the target. For operating income and free cash flow incentives, an executive officer would earn an 85% payout if 90% of the performance target were achieved, and would earn a 115% payout if 110% of the target were achieved. If the target is achieved for an objective, the executive will receive 100% of the eligible payout for that specific objective. For performance that exceeds 110% of the topline target and 120% of the operating income and free cash flow targets, the payout is 180%, although such levels were not achieved in 2010. Payouts for additional sales objectives are also determined using the scales set forth above. There is currently no provision for repaying quarterly non-equity incentive upon a financial restatement, should one occur. The pay-for-performance relationship is graphically demonstrated below:

Non-equity incentive plan compensation that was earned during 2010 was calculated and paid shortly after the end of each quarter. Total amounts earned during 2010 (including the fourth-quarter non-equity incentive plan compensation that was paid in early 2011) are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Our financial performance during the year versus the pre-established targets resulted in 2010 non-equity incentive plan compensation as follows:

		Salary as %	Incentive as %		2010 Incentive
		of Cash	of Cash	Total Cash	as	2010 Total
Name	Position	Comp Target	Comp Target	Target	% of Target	Cash

Richard Rudman	CEO, President and Chairman	50%	50%	$800,000	99%	$793,250
Stephen Vintz	EVP, CFO, Treasurer and Secretary	60%	40%	$500,000	99%	$496,625
William Wagner	EVP and COO	61%	39%	$450,000	95%	$425,259
Norman Weissberg	Senior Vice President, North American Sales	52%	48%	$525,000	110%	$578,094

The Board, based on the recommendation of the Compensation Committee, approved two refinements to the 2011 incentive plan to better align payouts with shareholder value creation. First, the potential payout opportunity below target performance was reduced, while the payout opportunity above target performance was increased. This change is expected to focus management on exceeding its performance goals. Second, the payout formula was changed from a “step” to a “linear” calculation. This will better align payouts and performance, with shareholder gains more tightly aligned with actual payouts. In March 2011, as part of the salary review process, the Board, based on the recommendation of the Compensation Committee, established the annual non-equity incentive compensation targets for Messrs. Rudman, Vintz, Wagner and Weissberg at $425,000, $200,000, $200,000 and $250,000, respectively. As a result, 2011 total cash compensation targets for these executives at 100% achievement of financial goals generally approximates the 60th percentile of the comparable peer companies.

Long-Term Incentive Compensation

We typically grant stock options and/or restricted stock to executive officers and other employees at the time of hire to motivate employees to build long-term stockholder value and as a retention tool to incentivize employees to remain employed with us. In 2010, our long-term incentive compensation consisted of both stock option and restricted stock awards.

Details on restricted stock awards granted during 2010 to our CEO and other named executive officers may be found in the table entitled “Grants of Plan-Based Awards.” Details on all stock option awards exercised in 2010 by our CEO and other named executive officers and restricted stock awards vested in 2010 may be found in the table entitled “Option Exercises and Stock Vested.” Details on all outstanding stock option awards and restricted stock award grants of our CEO and other named executive officers as of the end of 2010 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

All executive officers received both stock option and restricted stock awards in 2010. On February 25, 2010, Mr. Rudman received an award of 108,917 shares of restricted stock and 184,971 stock options. Messrs. Vintz, Wagner and Weissberg each received awards of 34,887 shares of restricted stock and 59,248 stock options. Consistent with our governance standards, these awards were approved by the Compensation Committee and the Board of Directors and vest annually over four years. Grants of stock options and restricted stock in 2010 were awarded under our 2005 Stock Award Plan.

In March 2011, the Board awarded both stock options and restricted stock to the CEO and other named executive officers. Mr. Rudman received an award of 41,757 shares of restricted stock, Messrs. Vintz and Wagner each received an award of 18,069 shares of restricted stock, and Mr. Weissberg received an award of 14,045 shares of restricted stock. Additionally, Mr. Rudman received an award of 140,997 stock options, Messrs. Vintz and Wagner each received an award of 61,013 stock options, and Mr. Weissberg received an award of 47,426 stock options. In determining the number of stock options and restricted shares to award, the Committee focused on the level of grants made by peer group companies, the absolute number of shares granted and the cost of those grants as required to be recognized as expense in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. These equity awards were approved by the Compensation Committee and the Board and vest annually over four years.

Employee Benefits and Executive Perquisites

As disclosed in the “All Other Compensation” column of the Summary Compensation Table, we provide our CEO and other executive officers with a very limited number of special benefits and perquisites. Generally, such executive officers receive the same benefits as all other Company employees. We pay for healthcare premiums for Messrs. Rudman, Vintz, Wagner and Weissberg, and we provide the CEO and other executive officers with a gross-up for taxes. Mr. Rudman is also eligible for reimbursement of legal and other professional fees, up to a maximum of $25,000 per year. We believe that these benefits and perquisites are not unusual in our industry; however, in 2011, the Board voted to discontinue the payment of healthcare premiums for the executive officers and Mr. Rudman’s professional fee reimbursement.

The CEO and other executive officers participate in the same employee benefit plans as all other employees. The employee benefit programs, which are reviewed periodically by the Compensation Committee, include a 401(k) retirement program to which we make contributions and various health and welfare benefit programs. We believe that these programs are also generally consistent with technology industry practice for companies of our size and financial position.

Income Protection Programs

Consistent with peer-group practice (as determined in consultation with the compensation consultant’s research), we have entered into employment agreements with all of our executive officers. The purpose of these employment agreements is to enhance our executive recruiting and retention efforts by following industry practices, and to provide our executives with reasonable levels of income protection while being responsible in the potential use of shareholder assets. Mercer’s research indicated that the severance-related benefits provided to our executive officers are generally consistent with peer-group practices.

Our employment agreements with each of Messrs. Rudman, Vintz, Wagner and Weissberg include a 12-month window, beginning six months after a change in control, during which the applicable executive officer would be able to resign for any reason and receive severance payments. Additionally, such employment agreements provide that all equity awards vest upon a change in control, and for a company-paid gross-up for any excise taxes that he might owe following the receipt of payments related to a change-in-control. We continue to believe that the gross-up policy serves stockholders’ interests because it encourages the CEO and other executive officers to support transactions that are in the best interests of stockholders.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our CEO and other executive officers, although the Compensation Committee may consider doing so in the future. The Committee recognizes that the CEO and other named executive officers hold a significant number of shares and/or stock options and thus already are strongly aligned with shareholder interests. Also, our compensation consultant’s research did not indicate that such programs are prevalent practice among our peer group.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

•	Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers. We attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that both our quarterly variable incentive bonuses and our stock option awards qualify for the performance-based exception. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m). As an example, the restricted stock awards made in 2010 are unlikely to qualify for the performance-based exception.

•	Internal Revenue Code Section 409A: We believe that employees will not be subject to any tax penalties under 409A as a result of participating in any of our compensation programs or agreements.

•	Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” which arise if payments that are contingent upon a change of control are paid to certain persons in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). The amount of an “excess parachute payment” is equal to the amount by which these payments exceed the person’s base amount. Additionally, Code Section 4999 imposes a 20% excise tax on the amount of the excess parachute payments (the “Excise Tax”) on any person who receives them. The Company’s employment agreements with its executive officers entitle the executives to payments in connection with a change in control that may result in excess parachute payments. Subject to certain limitations, these employment agreements provide for an additional payment designed to make the executive officers whole in the event that the Excise Tax is imposed on payments made under the employment agreements.

Conclusions

We believe that our executive compensation programs strongly support our philosophy of pay-for-performance. We further believe that compensation levels and programs for the CEO and other executive officers are consistent with competitive practices in our industry and thus advance our recruiting and retention objectives. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and our needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Kevin Burns, Chair
Gary Golding
Ronald Kaiser

SUMMARY COMPENSATION TABLE

The following table sets forth 2010, 2009 and 2008 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) our two other executive officers of Vocus. We refer to these individuals collectively as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation		Total

Richard Rudman,	2010	$400,000	$—	$1,568,405	$1,544,706	$393,250	$67,361	(3)	$3,973,722
Chief Executive Officer,	2009	$400,000	$—	$4,492,800	$—	$182,500	$63,616	(3)	$5,138,916
President and Chairman	2008	$400,000	$—	$5,585,711	$—	$438,750	$16,491	(3)	$6,440,952
Stephen Vintz,	2010	$300,000	$—	$502,373	$494,784	$196,625	$15,557	(4)	$1,509,339
Executive Vice President,	2009	$300,000	$—	$1,164,800	$—	$91,250	$12,696	(4)	$1,568,746
Chief Financial Officer, Treasurer and Secretary	2008	$300,000	$—	$1,321,870	$—	$219,375	$14,513	(4)	$1,855,758
William Wagner,	2010	$275,000	$—	$502,373	$494,784	$150,259	$15,772	(5)	$1,438,188
Executive Vice President	2009	$275,000	$—	$1,164,800	$—	$92,695	$8,682	(5)	$1,541,177
and Chief Operating Officer	2008	$225,000	$—	$958,562	$—	$105,118	$8,520	(5)	$1,297,200
Norman Weissberg,	2010	$275,000	$—	$502,373	$494,784	$303,094	$19,373	(6)	$1,594,624
Senior Vice President,	2009	$275,000	$—	$1,164,800	$—	$70,547	$18,583	(6)	$1,528,930
North American Sales	2008	$240,000	$—	$1,300,805	$—	$191,438	$18,023	(6)	$1,750,266

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.

(2)	Represents payment of non-equity incentive plan compensation discussed in the Compensation Disclosure and Analysis beginning on page 16.

(3)	Amount reported includes $6,437, $6,207 and $5,977 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $25,000, $31,621 and $1,344 for legal fees paid by Vocus related to the individual’s estate planning, $1,338 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan (there were no contributions in 2009 or 2008), $6,093, $2,950 and $3,250 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $28,494, $22,838 and $5,920 as a gross-up or other reimbursement for tax payments, each for the years 2010, 2009 and 2008, respectively.

(4)	Amount reported includes $4,463, $4,494 and $6,091 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $766, $4,125 and $3,450 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $6,093, $1,000 and $1,000 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $4,235, $3,077 and $3,972 as a gross-up or other reimbursement for tax payments, each for the years 2010, 2009 and 2008, respectively.

(5)	Amount reported includes $3,218 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf (such premiums were not paid on Mr. Wagner’s behalf in 2009 or 2008), $1,102, $4,125 and $3,450 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $6,093, $2,950 and $3,250 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $5,359, $1,607 and $1,820 as a gross-up or other reimbursement for tax payments, each for the years 2010, 2009 and 2008, respectively.

(6)	Amount reported includes $6,552, $6,318 and $6,091 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $1,324, $4,125 and $3,450 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $6,093, $2,950 and $3,250 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $5,404, $5,190 and $5,232 as a gross-up or other reimbursement for tax payments, each for the years 2010, 2009 and 2008, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended December 31, 2010, certain information regarding incentive plan awards and stock options granted to the named executive officers.

					All Other	All Other
					Stock	Option	Exercise or	Grant
					Awards:	Awards:	Base Price	Date Fair
					Number of	Number of	Of Option	Value of
		Estimated Future Payouts Under			Shares of	Options	Awards	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Underlying	Option
Name	Date	Threshold	Target	Maximum	Securities(2)(3)	Securities(2)(3)	($/share)	Awards(4)

Richard Rudman	N/A	$—	$400,000	$720,000	—	—	$—	$—
	2/25/2010	$—	$—	$—	—	184,971	$14.40	$1,544,706
	2/25/2010	$—	$—	$—	108,917	—	$—	$1,568,405
Stephen Vintz	N/A	$—	$200,000	$360,000	—	—	$—	$—
	2/25/2010	$—	$—	$—	—	59,248	$14.40	$494,784
	2/25/2010	$—	$—	$—	34,887	—	$—	$502,373
William Wagner	N/A	$—	$175,000	$315,000	—	—	$—	$—
	2/25/2010	$—	$—	$—	—	59,248	$14.40	$494,784
	2/25/2010	$—	$—	$—	34,887	—	$—	$502,373
Norman Weissberg	N/A	$—	$250,000	$450,000	—	—	$—	$—
	2/25/2010	$—	$—	$—	—	59,248	$14.40	$494,784
	2/25/2010	$—	$—	$—	34,887	—	$—	$502,373

(1)	Represents potential amounts payable under Vocus’ non-equity incentive plan for 2010. Actual amounts paid based on 2010 performance are as set forth in the column titled “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	All restricted stock and stock option awards were granted pursuant to the 2005 Stock Award Plan. The grant date fair value per share was determined based on the closing share price of a share of our common stock on the date of grant.

(3)	The restricted stock and stock option awards vest in four equal annual installments beginning on February 25, 2011.

(4)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 using the Black-Scholes model ($8.35 on February 25, 2010).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2010:

	Option Awards					Stock Awards
	Number of Securities	Number of Securities		Option	Option	Number of Shares		Market Value of
	Underlying Unexercised	Underlying Unexercised		Exercise	Expiration	or Units That		Shares or Units That
Name	Options — Exercisable	Options — Unexercisable		Price	Date	Have Not Vested		Have Not Vested(6)

Richard Rudman	635,000	—		$9.00	12/6/2015	90,000	(3)	$2,489,400
	161,250	53,750	(1)	$18.65	1/31/2017	202,500	(4)	$5,601,150
	—	184,971	(2)	$14.40	2/25/2020	108,917	(5)	$3,012,644
Stephen Vintz	78,000	39,000	(1)	$18.65	1/31/2017	20,000	(3)	$553,200
	—	59,248	(2)	$14.40	2/25/2020	52,500	(4)	$1,452,150
						34,887	(5)	$964,974
William Wagner	65,000	—		$13.10	7/20/2016	15,000	(3)	$414,900
	—	59,248	(2)	$14.40	2/25/2020	52,500	(4)	$1,452,150
						34,887	(5)	$964,974
Norman Weissberg	56,500	28,250	(1)	$18.65	1/31/2017	20,000	(3)	$553,200
	—	59,248	(2)	$14.40	2/25/2020	52,500	(4)	$1,452,150
						34,887	(5)	$964,974

(1)	The option awards became exercisable on January 31, 2011.

(2)	The option awards become exercisable in four equal installments on February 25, 2011, 2012, 2013 and 2014.

(3)	The stock awards vest in two equal installments on January 31, 2011 and 2012.

(4)	The stock awards vest in three equal installments on February 27, 2011, 2012 and 2013.

(5)	The stock awards vest in four equal installments on February 25, 2011, 2012, 2013 and 2014.

(6)	The market value of these stock awards is based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended December 31, 2010 certain information regarding options exercised by the Named Executive Officers and the vesting of restricted stock held by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Richard Rudman	—	—	112,500	$1,685,925
Stephen Vintz	15,000	$212,395	27,500	$410,225
William Wagner	50,000	$613,125	25,000	$369,925
Norman Weissberg	12,500	$120,750	27,500	$410,225

(1)	The value realized is calculated by subtracting the exercise price from the market value of a share of common stock on the NASDAQ Global Market on the date of exercise.

(2)	The value realized is calculated by multiplying the closing per share price of our common stock on the NASDAQ Global Market on the vesting date by the number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which Vocus equity securities are authorized for issuance.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of
	Exercise of Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	2,478,923 (1)	$15.09	750,414 (2)
Equity compensation plans not approved by security holders	—	—	—

(1)	Amount includes 45,569 shares issuable upon the exercise of the outstanding stock options granted under the 1999 Stock Option Plan and 2,433,354 shares issuable upon the exercise of the outstanding stock options granted under the 2005 Stock Award Plan.

(2)	All shares available for future issuance are restricted to the 2005 Stock Award Plan. In January 2011, we increased the shares reserved for future issuance under the 2005 Stock Award Plan by 1,033,599.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2005, we entered into employment agreements with Messrs. Rudman, Vintz and Weissberg. In July 2006, we entered into an employment agreement with Mr. Wagner. Each of these employment agreements had an initial term of three years, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers and terminated his previous employment agreement. The employment agreement had an initial term of one year, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under these employment agreements, Mr. Rudman had an initial annual salary of $300,000, Mr. Vintz had an initial annual salary of $235,000, Mr. Wagner had an initial annual salary of $225,000 and Mr. Weissberg had an initial annual salary of $165,000. The initial annual salary received by each of Messrs. Rudman, Vintz, Wagner and Weissberg is subject to annual review and potential increase by our Compensation Committee. In addition, each is eligible to receive a quarterly non-equity incentive amount, based upon the satisfaction of performance criteria established by our Compensation Committee. The quarterly minimum target amounts for each, which would be paid if that quarter’s non-equity incentive compensation plan targets are met, were initially $50,000 for Mr. Rudman, $28,750 for Mr. Vintz, $31,250 for Mr. Wagner and $43,750 for Mr. Weissberg.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Vocus, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreements with Messrs. Rudman, Vintz, Wagner and Weissberg, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after a change of control of Vocus and receive the same severance benefits. If termination occurred following a change of control, we would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity awards received from us by these executives would become fully exercisable upon a change of control. All of these severance benefits are conditioned upon the executive complying with any covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation applicable to the executive under any Stock Option Agreement or other agreement entered into between the executive and the Company.

The following tables describe the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Vocus (with no termination of employment), (iii) termination of the executive’s employment by us without cause or by the executive for good reason following a change of control of Vocus and (iv) voluntary termination of the executive’s employment by the executive during the one-year period beginning six months following a change of control. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2010 and (ii) the per share price of our common stock is $27.66, the closing price on December 31, 2010.

Termination of Employment Effective December 31, 2010 with No Change of Control

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,774	$1,097,470	$—	$3,864,904	$5,378,148
Stephen Vintz	$300,000	$10,765	$547,797	$—	$1,001,901	$1,860,463
William Wagner	$275,000	$15,774	$196,407	$—	$932,751	$1,419,932
Norman Weissberg	$275,000	$15,996	$450,940	$—	$1,001,901	$1,743,837

Total	$1,250,000	$58,309	$2,292,614	$—	$6,801,457	$10,402,380

Change in Control with No Termination of Employment

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$—	$—	$2,937,003	$—	$11,103,194	$14,040,197
Stephen Vintz	$—	$—	$1,137,018	$—	$2,970,324	$4,107,342
William Wagner	$—	$—	$785,628	$—	$2,832,024	$3,617,652
Norman Weissberg	$—	$—	$1,040,161	$—	$2,970,324	$4,010,485

Total	$—	$—	$5,899,810	$—	$19,875,866	$25,775,676

Termination of Employment Following a Change of Control Effective December 31, 2010

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,774	$2,937,003	$—	$11,103,194	$14,455,971
Stephen Vintz	$300,000	$10,765	$1,137,018	$—	$2,970,324	$4,418,107
William Wagner	$275,000	$15,774	$785,628	$—	$2,832,024	$3,908,426
Norman Weissberg	$275,000	$15,996	$1,040,161	$—	$2,970,324	$4,301,481

Total	$1,250,000	$58,309	$5,899,810	$—	$19,875,866	$27,083,985

Change in Control with a Termination of Employment Effective July 1, 2011

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$425,000	$15,979	$2,937,003	$—	$11,103,194	$14,481,176
Stephen Vintz	$310,000	$10,907	$1,137,018	$—	$2,970,324	$4,428,249
William Wagner	$310,000	$15,979	$785,628	$—	$2,832,024	$3,943,631
Norman Weissberg	$275,000	$16,204	$1,040,161	$—	$2,970,324	$4,301,689

Total	$1,320,000	$59,069	$5,899,810	$—	$19,875,866	$27,154,745

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2010 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Vocus, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 15, 2011, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock. Applicable percentage ownership in the following table is based on 19,303,782 shares of common stock outstanding as of March 15, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 15, 2011, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding

Executive Officers and Directors
Richard Rudman(1)	1,384,881	6.9%
Stephen Vintz(2)	226,775	1.2%
William Wagner(3)	176,019	*
Norman Weissberg(4)	194,604	1.0%
Kevin Burns(5)	29,193	*
Gary Golding(6)	35,266	*
Gary Greenfield(7)	24,149	*
Ronald Kaiser(8)	13,696	*
Robert Lentz(9)	206,776	1.1%
Richard Moore(10)	39,936	*
All directors and officers as a group (10 persons)	2,331,295	11.3%
5% Stockholders
Janus Capital Management LLC(11)	2,387,408	12.4%
T. Rowe Price Associates, Inc.(12)	1,974,050	10.2%
Cortina Asset Management, LLC(13)	1,523,684	7.9%
Waddell & Reed Financial, Inc.(14)	2,530,000	13.1%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes 896,243 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(2)	Includes 131,812 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(3)	Includes 79,812 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(4)	Includes 99,562 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(5)	Includes 10,885 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011. Includes 464 shares held in a trust of which Mr. Burns is the trustee.

(6)	Includes 18,885 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011. Includes 1,157 shares held by Edison Venture Fund IV, L.P. Mr. Golding is a partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P. Mr. Golding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Golding shares voting and dispositive authority over the shares held by Edison Venture Fund IV, L.P. with John Martinson, Joe Allegra and Ross Martinson, each a partner of Edison Partners IV, L.P. The principal address of Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648. Includes 35 shares held by Mr. Golding’s son.

(7)	Includes 9,164 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(8)	Includes 10,885 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(9)	Includes 5,897 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(10)	Includes 18,885 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2011.

(11)	Based on information contained in a Schedule 13G filed by Janus Capital Management LLC on February 14, 2011 reporting beneficial ownership as of December 31, 2010, Janus has sole power to vote or to direct the vote of 2,387,408 of the shares of our common stock and sole power to dispose or direct the disposition of 2,387,408 of the shares of our common stock (1,014,090 of which shares are held by Janus Global Technology Fund). The beneficial owner’s address is 151 Detroit Street, Denver, CO 80206.

(12)	Based on information contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2011 reporting beneficial ownership as of December 31, 2010, Price Associates has sole power to vote or to direct the vote of 181,550 of the shares of our common stock and sole power to dispose or direct the disposition of 1,974,050 of the shares of our common stock. The beneficial owner’s address is 100 E. Pratt Street, Baltimore, MD 21202. These securities are owned by various individual and institutional investors to which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13)	Based on information contained in a Schedule 13G filed by Cortina Asset Management, LLC on January 25, 2011 reporting beneficial ownership as of December 31, 2010, Cortina has sole power to vote or to direct the vote of 1,368,716 of the shares of our common stock and sole power to dispose or direct the disposition of 1,523,684 of the shares of our common stock. The beneficial owner’s address is 825 N. Jefferson Street, Suite 400, Milwaukee, WI 53202.

(14)	Based on information contained in a Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company, and Ivy Investment Management Company on February 8, 2011 reporting beneficial ownership as of December 31, 2010, each of the filing entities have sole power to vote or to direct the vote of 2,530,000 of the shares of our common stock and sole power to dispose or direct the disposition of 2,530,000 of the shares of our common stock. The beneficial owner’s address is 6300 Lamar Avenue, Overland Park, KS 66202.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2010 the Compensation Committee of the Board of Directors consisted of Messrs. Burns, Golding and Kaiser. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

During 2010, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation

Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information and written representations from certain reporting persons, we believe that, during the 2010 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for Form 4s for Messrs. Rudman, Vintz, Wagner and Weissberg to report the net down of shares that occurred on January 31, 2010 that was reported on February 4, 2010 due to an administrative error.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 29, 2011

☐	▄
VOCUS, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Richard Rudman and Stephen Vintz as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vocus, Inc. held of record by the undersigned on April 21, 2011, at the Annual Meeting of Stockholders to be held at the Baltimore Marriott Waterfront Hotel located at 700 Aliceanna Street, Baltimore, Maryland, on June 16, 2011, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

▄	14475	▄

ANNUAL MEETING OF STOCKHOLDERS OF
VOCUS, INC.
June 16, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and annual report to security holders
are available at www.vocus.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.   â

■ 20330304000000000000 5	061611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” APPROVAL OF EXECUTIVE COMPENSATION AND “EVERY 3 YEARS” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2011.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Kevin Burns Ronald Kaiser Richard Rudman				FOR	AGAINST	ABSTAIN
					3.	To approve, by non-binding advisory vote, the compensation of the company’s named executive officers.	☐	☐	☐
						1 year	2 years	3 years	ABSTAIN
					4.	To approve, by non-binding advisory vote, the frequency of the vote on executive compensation as “every three years”. ☐	☐	☐	☐
					5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2, “FOR” approval of the executive compensation and “every three years” for the frequency of future advisory votes on executive compensation.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF
VOCUS, INC.
June 16, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and annual report to security holders are available at www.vocus.com
â     Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.     â

■ 20330304000000000000 5	061611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” APPROVAL OF EXECUTIVE COMPENSATION AND “EVERY 3 YEARS” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2011.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Kevin Burns Ronald Kaiser Richard Rudman				FOR	AGAINST	ABSTAIN
					3.	To approve, by non-binding advisory vote, the compensation of the company’s named executive officers.	☐	☐	☐
						1 year	2 years	3 years	ABSTAIN
					4.	To approve, by non-binding advisory vote, the frequency of the vote on executive compensation as “every three years”. ☐	☐	☐	☐
					5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2, “FOR” approval of the executive compensation and “every three years” for the frequency of future advisory votes on executive compensation.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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